Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 24, 2021, with respect to the consolidated financial statements of Fluence Energy, LLC included in the Registration Statement (Form S-1) and related Prospectus of Fluence Energy, Inc. dated October 18, 2021.

/s/ Ernst & Young LLP

Tysons, Virginia

October 18, 2021